Filed pursuant to Rule 424(b)(5)
Registration File No. 333-235369

PROSPECTUS SUPPLEMENT

(To Prospectus, dated December 23, 2019)

Common Stock

Navios Maritime Acquisition Corporation

Having an Aggregate Offering Price of up to $23,825,839

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of shares of our common stock having an aggregate offering price of up to $23,825,839, through the sales agent named in this prospectus supplement. We are a Marshall Islands corporation.

Sales of our common stock, if any, will be made from time to time, by means of ordinary broker’s transactions on the New York Stock Exchange, or otherwise at market prices, in block transactions, or as otherwise agreed with the sales agent. In accordance with the terms of the continuous offering program sales agreement we have entered into with the sales agent, we may offer and sell shares of our common stock having an aggregate gross sales price of up to $23,825,839. All offers and sales of our common stock will be made pursuant to our existing continuous offering program sales agreement, between us and the sales agent, which has been filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K. We originally registered up to $25,000,000 of our common stock pursuant to the sales agreement and we are required to file this prospectus supplement because the original registration statement specified in the sales agreement has expired. The common stock offered by this prospectus supplement represent the remaining shares of our common stock available for sale under the sales agreement. The compensation of the sales agent for sales of our common stock will be at a fixed commission of 2.5% of the gross sales price of the shares of common stock sold through the sales agent under the continuous offering program sales agreement.

Under the terms of the continuous offering program sales agreement, we also may sell shares of our common stock to the sales agent as principal for its own account, at a price agreed upon at the time of the sale. If we sell shares of common stock to the sales agent as principal, we will enter into a separate terms agreement with the sales agent, and we will describe that agreement in a separate prospectus supplement or pricing supplement.

The sales agent is not required to sell any specific number of shares or dollar amount of our common stock, but will use its commercially reasonable efforts, as our sales agent and subject to the terms of the continuous offering program sales agreement, to sell the common stock offered, as instructed by us.

The net proceeds we receive from any sales under this prospectus supplement will be the gross proceeds from such sales less the commissions and any other costs we may incur in offering the common stock. See “Use of Proceeds” and “Plan of Distribution” for additional information.

Our common stock is listed on the New York Stock Exchange under the symbol “NNA.” The last reported sale price of our common stock on the New York Stock Exchange on December 20, 2019 was $7.90 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Sales Agent

S. Goldman Capital LLC

The date of this prospectus supplement is December 23, 2019

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information and disclosure about the securities we may offer from time to time, some of which may not apply to this offering of common stock. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us and the shares of common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before investing in our common stock.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the sales agent have authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus and any such “free writing prospectus.” If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the U.S. Securities and Exchange Commission (the “SEC”), that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

We are offering to sell shares of our common stock, and are seeking offers to buy our common stock, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by applicable law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation of an offer to purchase the securities offered by this prospectus by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to United States dollars, and financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP. We have a fiscal year end of December 31.

References in this prospectus supplement to “Navios Maritime Acquisition Corporation,” “Navios Acquisition,” “the Company,” “we,” “our,” “us” or similar terms refer to Navios Maritime Acquisition Corporation and its subsidiaries.

S-i

Prospectus Supplement

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the securities being offered by this prospectus supplement. This prospectus supplement does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus supplement, we refer you to the registration statement and its exhibits. Statements contained in this prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The information contained in, or that can be accessed through, the SEC’s website is not incorporated by reference in, and is not part of, this prospectus supplement, the accompanying prospectus or any other prospectus supplement.

We are subject to the information requirements of the Exchange Act, and, in accordance therewith, are required to file with the SEC annual reports on Form 20-F and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently, or as promptly, as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we furnish or make available to our stockholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our stockholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

We make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.navios-acquisition.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed on April 19, 2019;

•	our Reports on Form 6-K, filed on May 14, 2019, June 13, 2019, July 12, 2019, September 11, 2019 (two filings), October 17, 2019, October 24, 2019 and November 29, 2019 (three filings); and

•

the description of our common stock contained in our registration statement on Form 8-A, filed on June 19, 2008, including any subsequent amendments or reports filed for the purpose of updating such description.

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These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.navios-acquisition.com or by writing or calling us at the following address:

Vasiliki (Villy) Papaefthymiou

Secretary

Navios Maritime Acquisition Corporation

7, Avenue de Grande Bretagne, Office 11B2

Monte Carlo MC 98000 Monaco

(011) + (377) 9798-2140

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not, and the sales agent has not, authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document. The information contained in our website is not incorporated by reference into this prospectus supplement and should not be considered as part of this prospectus supplement.

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FORWARD-LOOKING STATEMENTS

Statements included in this prospectus supplement that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus supplement. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Factors that could cause actual results to differ materially include, but are not limited to, the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us, tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand, the aging of our vessels and resultant increases in operation and dry docking costs, the loss of any customer or charter or vessel, our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all, increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses, the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business, potential liability from litigation and our vessel operations, including discharge of pollutants, general domestic and international political conditions, competitive factors in the market in which Navios Acquisition operates; risks associated with operations outside the United States; and other factors listed from time to time in the Navios Acquisition’s filings with the SEC, including its annual and interim reports filed on Form 20-F and Form 6-K.

Navios Acquisition expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Acquisition’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Navios Acquisition makes no prediction or statement about the performance of its common stock.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein.

We urge you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. As an investor or prospective investor, you should also review carefully the sections entitled “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, the accompanying prospectus, and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which is incorporated by reference herein. Unless otherwise indicated, all data regarding our fleet and the terms of our charters in this prospectus supplement is as of December 31, 2018.

References in this prospectus supplement to “Navios Maritime Acquisition Corporation,” “Navios Acquisition,” “the Company,” “we,” “our,” “us” or similar terms refer to Navios Maritime Acquisition Corporation and its subsidiaries.

Overview

Navios Acquisition is a publicly traded corporation, incorporated in The Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering. On May 28, 2010, Navios Acquisition consummated the vessel acquisition that constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. Navios Acquisition’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. Navios Acquisition is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by Navios Tankers Management Inc. (the “Manager”).

As of December 10, 2019, our fleet consisted of a total of 41 double-hulled tanker vessels, aggregating approximately 5.5 million deadweight tons, or dwt. The fleet includes 13 Very Large Crude Carrier (“VLCC”) tankers (over 200,000 dwt per ship) which transport crude oil, including the three bareboat chartered-in VLCC expected to be delivered in the third and fourth quarter of 2020 and third quarter of 2021, eight Long Range 1 (“LR1”) product tankers (60,000-79,999 dwt per ship), 18 Medium Range 2 (“MR2”) product tankers (30,000-59,999 dwt per ship), and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. All our vessels are currently chartered-out to quality counterparties with an average remaining charter period of approximately one year. As of December 10, 2019, we had charters covering 54.4% of available days in 2020.

Vessels	Type	Year Built	Dwt	Net Charter Rate (1)		Profit Sharing Arrangements	Expiration Date (2)
Owned Vessels
Nave Polaris	Chemical Tanker	2011	25,145	Floating Rate	(8)	None	March 2020
Nave Cosmos	Chemical Tanker	2010	25,130	Floating Rate	(8)	None	March 2020
Nave Velocity	MR2 Product Tanker	2015	49,999	$16,047		None	November 2020
Nave Sextans	MR2 Product Tanker	2015	49,999	$14,500		50%/50%	February 2020
Nave Pyxis	MR2 Product Tanker	2014	49,998	$14,500		50%/50%	March 2020
Nave Luminosity	MR2 Product Tanker	2014	49,999	$17,034	(15)	None	December 2021
Nave Jupiter	MR2 Product Tanker	2014	49,999	$12,097		50%/50%	May 2020
Bougainville	MR2 Product Tanker	2013	50,626	$14,709	(5)	100%	September 2020
Nave Alderamin	MR2 Product Tanker	2013	49,998	$15,159		None	November 2020
Nave Bellatrix	MR2 Product Tanker	2013	49,999	$11,850		50%/50%	February 2020
Nave Capella	MR2 Product Tanker	2013	49,995	$11,850		50%/50%	January 2020
Nave Orion	MR2 Product Tanker	2013	49,999	$15,159		None	December 2020
Nave Titan	MR2 Product Tanker	2013	49,999	$14,813		None	July 2020
Nave Aquila	MR2 Product Tanker	2012	49,991	$15,899	(3)	None	November 2020
Nave Atria	MR2 Product Tanker	2012	49,992	$14,813		None	October 2020
Nave Orbit	MR2 Product Tanker	2009	50,470	$14,000		None	May 2020
Nave Equator	MR2 Product Tanker	2009	50,542	$12,250		None	January 2020
				$16,250		None	January 2022
Nave Equinox	MR2 Product Tanker	2007	50,922	$14,319		ice-transit premium(4)	March 2020
Nave Pulsar	MR2 Product Tanker	2007	50,922	$14,566	(6)	ice-transit premium(4)	May 2020
Nave Dorado	MR2 Product Tanker	2005	47,999	$13,331		50%/50%	December 2020
Nave Atropos	LR1 Product Tanker	2013	74,695	Floating Rate	(13)	None	March 2020
Nave Rigel	LR1 Product Tanker	2013	74,673	$16,088	(9)	None	December 2021
Nave Cassiopeia	LR1 Product Tanker	2012	74,711	Floating Rate	(13)	None	March 2020
Nave Cetus	LR1 Product Tanker	2012	74,581	$16,088	(9)	None	December 2021
Nave Estella	LR1 Product Tanker	2012	75,000	$17,036		None	December 2020
Nave Andromeda	LR1 Product Tanker	2011	75,000	Floating Rate	(13)	None	March 2020
Nave Ariadne	LR1 Product Tanker	2007	74,671	Floating Rate		None	March 2020
Nave Cielo	LR1 Product Tanker	2007	74,671	Floating Rate	(13)	None	March 2020
Nave Buena Suerte	VLCC	2011	297,491	$20,475		50% above $20,475(11)	August 2020
				$47,906		50%/50%	June 2025
Nave Quasar	VLCC	2010	297,376	$20,475		50% above $20,475(11)	September 2020
Nave Synergy	VLCC	2010	299,973	$47,906		50%/50%	August 2020
Nave Spherical	VLCC	2009	297,188	Floating Rate	(7),(16)	None	December 2022
Nave Neutrino	VLCC	2003	298,287	$19,158	(12)	50%/50%	November 2020
Nave Photon	VLCC	2008	297,395	$47,906		50%/50%	July 2021
Nave Constellation	VLCC	2010	298,000			Spot(14)
Nave Universe	VLCC	2011	297,066			Spot(14)
Nave Celeste	VLCC	2003	298,717			Spot
Nave Galactic	VLCC	2009	297,168	$20,475		50% above $20,475(11)	October 2020
Vessels to be delivered
TBN*	VLCC	Q3 2020	310,000	$27,816	(10)	None	Q3 2030
TBN*	VLCC	Q4 2020	310,000	$27,816	(10)	None	Q4 2030
TBN*	VLCC	Q3 2021	310,000	$47,906		50%/50%	Q3 2026

(1)	Net time charter-out rate per day (net of commissions), presented in U.S. Dollars.
(2)	Estimated dates assuming the midpoint of the redelivery period by charterers, including owner’s extension options not declared yet.
(3)	Charterer’s option to extend the charter for one year at $16,886 net per day.
(4)	The premium for the Nave Equinox and the Nave Pulsar when vessels are trading on ice or follow ice breaker is $1,900 per day.
(5)	Rate can increase up to $20,288 net per day with a base rate of $15,086 per day.
(6)	Charterer’s option to extend the charter for one year at $16,590 net per day plus ice-transit premium.
(7)	Rate based on VLCC pool earnings, evergreen upon notice.
(8)	Rate based on chemical tankers pool earnings.
(9)

Charterer has the option to either charter the vessel for a period of two years plus one optional year at a rate of $17,063 net per day or charter the vessel for three years at a rate of $16,088 net per day.

(10)	Charterer’s option to extend the bareboat charter for five years at $29,751 net per day.
(11)

Profit sharing arrangement 50% on actual pool earnings. Any adjustment by the charterers for the expense/loss will be provisionally settled on a quarterly basis and finally settled at the end of the charter period. Charterer’s option to extend the charter for one year at $20,475 net per day.

(12)	Contract provides 100% of BITR TD3C-TCE index plus $2,000 up to $38,513 and 50% thereafter with $19,158 floor.
(13)	Rate based on LR1 pool earnings.
(14)

On September 25, 2019, the U.S. Department of Treasury’s Office of Foreign Assets Control added, amongst others, COSCO Shipping Tanker (Dalian) Co., Ltd. (“COSCO Dalian”) to the Specially Designated Nationals and Blocked Persons list after being determined by the State Department to meet the criteria for the imposition of sanctions under Executive Order 13846. The Company had two VLCCs chartered to COSCO Dalian, the Nave Constellation (ex. Shinyo Saowalak) and the Nave Universe (ex. Shinyo Kieran), through June 18, 2025 and June 8, 2026, respectively, each at a net rate of $48,153 per day, with profit sharing above $54,388. Both charter contracts have since been terminated and the two vessels are now employed in the open market.

(15)	Charterer’s option to extend the charter for one year at $18,022 net per day.
(16)	Contract provides 100% of BITR TD3C-TCE index plus $5,000 for a period of three years plus one optional year with 100% BITR TD3C index plus $1,500.
*	Bareboat chartered-in vessels with purchase option, expected to be delivered in the second half of 2020 and in the third quarter of 2021.

Corporate Information

The principal executive offices of Navios Acquisition are located at c/o Navios Maritime Acquisition Corporation, 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco, and its telephone number is (011) + (377) 9798-2140. website address is www.navios-acquisition.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Navios Maritime Acquisition Corporation

Securities Offered by Us	Shares of common stock, par value $0.0001 per share, having an aggregate sale price of up to $23,825,839.

Manner of Offering	A continuous offering that may be made from time to time through our sales agent. See “Plan of Distribution”.

Use of Proceeds	We will use net proceeds of up to approximately $23.1 million from this offering, after deducting the sales agent’s commission and our offering expenses, for general corporate purposes. See “Use of Proceeds.”

New York Stock Exchange Symbol	NNA

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and, in particular, the information under the heading “Risk Factors” prior to investing in our common stock.

RISK FACTORS

Before investing in our common stock, you should carefully consider all of the information included or incorporated by reference into this prospectus supplement. When evaluating an investment in our common stock, you should carefully consider those risks discussed under the caption “Risk Factors” beginning on page 4 of the accompanying prospectus, as well as the discussion of risk factors beginning on page 5 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, and the risk factors included in our Reports on Form 6-K, as applicable, that are specifically incorporated by reference into this prospectus supplement. If any of these risks were to occur, our business, financial condition or operating results could be materially adversely affected. In that case, our ability to pay distributions on our common stock may be reduced, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to this Offering

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities.

In order to raise additional capital, we may in the future offer additional common stock or other securities convertible into or exchangeable for our common stock, including convertible debt. We cannot predict the size of future issuances or sales of our common stock, including those made pursuant to the continuous offering program sales agreement or in connection with future acquisitions or capital activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock, including issuance and sales pursuant to the continuous offering program sales agreement, or announcement that such issuance and sales may occur, could adversely affect the market price of our common stock. In addition, we cannot assure you that we will be able to make future sales of our common stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares of our common stock or other securities in the future could have rights that are superior to existing stockholders. The price per share at which we sell additional common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering, and could adversely impact the trading price of our common stock.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend such proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Navios Holdings, our affiliate and a greater than 5% holder of our common stock, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors collectively own a substantial interest in us, and, as a result, may influence certain actions requiring stockholder vote.

As of November 27, 2019, based on publicly available information, Navios Holdings, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors beneficially own, in the aggregate, 34.8% of our issued and outstanding shares of common stock, which permits them to influence the outcome of effectively all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions. Furthermore, if Navios Holdings and Ms. Frangou or an affiliate ceases to hold a minimum of 30% of our common stock, then we will be in default under certain of our credit facilities. In connection with this offering, we have agreed in principle with the necessary parties to amend certain of our credit facilities to lower the ownership requirement of Navios Holdings in the Company under such facilities to 20%, subject to completion of documentation. There is no assurance that such amendments will be obtained.

The New York Stock Exchange may delist our securities from quotation on its exchange, which could limit your ability to trade our securities and subject us to additional trading restrictions.

Our securities are listed on the New York Stock Exchange (the “NYSE”), a national securities exchange. The NYSE minimum listing standards require that we meet certain requirements relating to stockholders’ equity, number of round-lot holders, market capitalization, aggregate market value of publicly held shares and distribution requirements.

Although we currently satisfy the NYSE minimum listing standards, we cannot assure you that our securities will continue to be listed on NYSE in the future. If NYSE delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for us;

•	a decreased ability for us to issue additional securities or obtain additional financing in the future;

•	limited liquidity for our stockholders due to thin trading; and

•

loss of our tax exemption under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), loss of preferential capital gain tax rates for certain dividends received by certain non-corporate U.S. holders and loss of “mark-to-market” election by U.S. holders in the event we are treated as a passive foreign investment company (“PFIC”).

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

We will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of our gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of our assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC may be subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we were not a PFIC for the 2011 through 2018 taxable years (we were treated as a PFIC for the 2008 through 2010 taxable years), and we do not believe that we will be a PFIC for 2019 and subsequent taxable years. For post-2010 taxable years, our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our 2010 taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our 2010 taxable year, we should not be a PFIC for any taxable year after our 2010 taxable year. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Code, 50% of the gross transportation income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is characterized as U.S. Source International Transportation Income, and such U.S. Source International Transportation Income is generally subject to a 4% U.S. federal income tax without allowance for deduction or, if such U.S. Source International Transportation Income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (presently imposed at a 21.0% rate), as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings), unless the non-U.S. corporation qualifies for exemption from tax under Section 883 of the Code and the treasury regulations promulgated thereunder (“Treasury Regulations”). In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations, it will not be subject to the net basis and branch profit taxes or the 4% gross basis tax on its U.S. Source International Transportation Income.

We expect that we and each of our vessel-owning subsidiaries have qualified for this statutory tax exemption, and we anticipate we will take this position for U.S. federal income tax return reporting purposes for our 2019 taxable year. However, the delisting of our securities from quotation on the NYSE (or other factual circumstances beyond our control) could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. Source International Transportation Income. Please see “—Risks Related to this Offering—The New York Stock Exchange may delist our securities from quotation on its exchange, which could limit your ability to trade our securities and subject us to additional trading restrictions.”

If we or our vessel-owning subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax (without allowance for deduction) on our U.S. Source International Transportation Income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings.

Actions taken by our shareholders could result in our being treated as a “controlled foreign corporation,” which could have adverse U.S. federal income tax consequences to certain U.S. holders.

Although we believe that Navios Acquisition likely was not a controlled foreign corporation (a “CFC”) as of December 31, 2018, or at any time, to date, during 2019, tax rules recently enacted by the Tax Cuts and Jobs Act, including the imposition of so-called “downward attribution” for purposes of determining whether a non-U.S. corporation is a CFC, may result in Navios Acquisition being treated as a CFC for U.S. federal income tax purposes in the future. Through downward attribution, U.S. subsidiaries of Navios Holdings are treated as constructive owners of the equity of Navios Acquisition for purposes of determining whether Navios Acquisition is a CFC. If, in the future, U.S. holders (including U.S. subsidiaries of Navios Holdings, as discussed above) that each own 10.0% or more (by vote or value) of the equity of Navios Acquisition own, in the aggregate, more than 50% of the equity of Navios Acquisition (by vote or value), in each case, directly, indirectly, or constructively, Navios Acquisition should become a CFC. On October 1, 2019, the Department of the Treasury released proposed regulations relating to the modification of the CFC rules made by the Tax Cuts and Jobs Act; however, no relief was provided from downward attribution that would apply to Navios Acquisition.

U.S. holders who at all times own less than 10% of our equity should not be affected. However, if we were to become a CFC, any U.S. holder owning 10% or more (by vote or value), directly, indirectly, or constructively (but not through downward attribution), of our equity could be subject to U.S. federal income tax in respect of a portion of our earnings. Any U.S. holder of Navios Acquisition that owns 10% or more (by vote or value), directly, indirectly, or constructively, of the equity of Navios Acquisition should consult its own tax advisor regarding U.S. federal tax consequences that may result from Navios Acquisition being treated as a CFC.

USE OF PROCEEDS

We may issue and sell shares of our common stock having an aggregate value of up to $23.8 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions paid to the sales agent and proceeds to us, if any, are not determinable at this time. We estimate that the net proceeds from the sale of the shares of our common stock that we are offering may be up to approximately $23.1 million, after deducting the sales agent’s commissions and estimated expenses payable by us.

We intend to use the net proceeds from the sale of our common stock covered by this prospectus supplement for general corporate purposes. The amounts and timing of our actual use of the net proceeds from this offering will vary depending on numerous factors, including the factors described under “Risk Factors” located elsewhere in this prospectus supplement, the accompanying prospectus or in the information incorporated by reference herein or therein. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2019 on a historical basis and on an as adjusted basis to reflect:

i.

this offering (assuming the issuance and sale of 3,164,557 shares of common stock at the assumed public offering price of $7.90 per share, which is the last reported sale price of our common stock on the NYSE on December 20, 2019). Up to December 20, 2019, we have sold 152,339 shares of our common stock under the sales agreement with net proceeds of $1.2 million;

ii.	the offering of 1,875,000 shares of common stock at $8.00 per share, raising net proceeds of $14.0 million, completed in October 2019;

iii.

scheduled repayment of principal installments subsequent to September 30, 2019 and through December 23, 2019 of $9.2 million under our financing arrangements and $182.2 million under our Term Loan B that was repaid during October 2019. In October and November 2019, Navios Acquisition repurchased $12.0 million of its 2021 Notes for cash consideration of $10.0 million;

iv.	term loan and sale and leaseback agreements drawn during October 2019 of $31.8 million and $90.8 million, respectively; and

v.	sale proceeds from the sale of the VLCC Nave Electron of $25.3 million completed on October 8, 2019.

Amounts indicated in the first column line items in the table below indicate notional amounts of such term loans or sale and leaseback agreement, as the case may be. You should read this table in conjunction with “Use of Proceeds.” The historical data in the table is derived from our condensed consolidated financial statements, which are incorporated by reference herein from our Report on Form 6-K reporting operating results for the fiscal quarter ended September 30, 2019, furnished to the SEC on November 29, 2019.

	Actual	As Adjusted
	(In thousands of U.S. dollars) (unaudited)
Cash and cash equivalents, including restricted cash	$102,872	$87,605

Term loan – $52.0 million	29,370	28,758
Term loan – $56.3 million	40,234	39,453
Ship Mortgage Notes $670.0 million(3)	670,000	658,000
Term loan – $125.0 million	41,091	39,173
Term loan – $44.0 million	30,000	28,000
Term loan – $24.0 million	18,852	18,280
Term Loan B	182,158	—
Term loan – $31.8 million(1)(2)	—	31,800
Sale and leaseback agreement – $103.2 million	99,990	98,621
Sale and leaseback agreement – $71.5 million	64,052	62,563
Sale and leaseback agreement – $15.0 million	14,688	14,219
Sale and leaseback agreement – $47.2 million	47,220	47,220
Sale and leaseback agreement – $90.8 million(1)(2)	—	90,811
Total Debt	$1,237,655	$1,156,898
Stockholder’s Equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 13,728,371 and 18,767,928 issued and outstanding as of September 30, 2019 and as adjusted	1	2
Additional paid-in capital	510,304	548,544
Accumulated deficit	(214,069)	(214,069)
Total Stockholders’ Equity:	296,236	334,477
Total Capitalization:	$1,533,891	$1,491,375

(1)	Entered into subsequent to September 30, 2019.
(2)	Term loan and sale and leaseback agreement drawn during October 2019.
(3)	In October and November 2019, Navios Acquisition repurchased $12.0 million of its 2021 Notes for cash consideration of $10.0 million.

INFORMATION REGARDING THE MARKET FOR OUR COMMON STOCK

Our common stock trades on the NYSE under the symbol “NNA.” The last reported sale price for our common stock on December 20, 2019, was $7.90 per share. As of September 30, 2019, we had approximately 26 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies. As of December 20, 2019, there were 16,103,371 shares of our common stock outstanding.

DIVIDENDS

At the present time, Navios Acquisition intends to retain most of its available earnings generated by operations for the development and growth of the business.

On January 25, 2019, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2018 of $0.30 per share of common stock which was paid on March 27, 2019 to stockholders of record as of February 27, 2019.

On May 10, 2019, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2019 of $0.30 per share of common stock which was paid on June 27, 2019 to stockholders of record as of May 29, 2019.

On July 24, 2019, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2019 of $0.30 per share of common stock which was paid on October 9, 2019 to stockholders of record as of September 25, 2019.

On November 5, 2019, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2019 of $0.30 per share of common stock, is payable on January 9, 2020, to stockholders of record as of December 17, 2019.

The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion addresses the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of shares of our common stock by beneficial owners of such shares. This discussion is based on current provisions of the Code and Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. No rulings from the IRS have been or will be sought with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts nor does it in any way constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a beneficial owner of shares of our common stock may vary depending upon such beneficial owner’s particular situation or status. This discussion is limited to beneficial owners of shares of our common stock that purchase such shares in this offering and that hold such shares as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to such beneficial owners that are subject to special treatment under U.S. federal income tax laws, including, but not limited to: dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding shares of our common stock as part of a “hedge,” “straddle” or other risk reduction transaction; persons holding shares of our common stock through partnerships, trusts or other entities; beneficial owners of shares of our common stock that own 2% or more (by vote or value) of our outstanding capital stock; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; and controlled foreign corporations or PFICs, as those terms are defined in the Code. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more “United States persons” (as defined in the Code) have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a domestic trust on August 19, 1996 and validly elected to continue to be treated as a domestic trust).

For purposes of this discussion, a beneficial owner of shares of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder.”

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding shares of our common stock, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of shares of our common stock.

U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes generally are required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below. U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation.

We urge beneficial owners of shares of our common stock to consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of shares of our common stock, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

U.S. Federal Income Taxation of Navios Acquisition

Navios Acquisition is a foreign company that is treated as a corporation for U.S. federal income tax purposes, and it neither has made, nor intends to make, an election to be treated as other than a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of shares of our common stock as described below.

Taxation of Operating Income: In General

Under the Code, income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel, or the performance of services directly related to the use of a vessel, is treated as “Transportation Income.” Such Transportation Income can arise, for example, from the use (or hiring or leasing for use) of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses.

Transportation Income that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is considered to be 50.0% derived from sources within the United States and is characterized as U.S. Source International Transportation Income. Transportation Income attributable to transportation that both begins and ends in the United States is considered to be 100.0% derived from sources within the United States (“U.S. Source Domestic Transportation Income”). Navios Acquisition is not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States. Transportation Income that is attributable to transportation exclusively between non-U.S. destinations is considered to be 100.0% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally is not subject to U.S. federal income tax.

U.S. Source International Transportation Income generally is subject to a 4.0% U.S. federal income tax without allowance for deduction or, if such U.S. Source International Transportation Income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (presently imposed at a 21.0% rate), as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings), unless the non-U.S. corporation qualifies for exemption from tax under Section 883 of the Code.

Exemption of Operating Income From U.S. Federal Income Taxation

In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that, if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax (each as described below) on its U.S. Source International Transportation Income.

Under Section 883 of the Code, we will be exempt from U.S. federal income taxation on our U.S. Source International Transportation Income if:

1.	We and our vessel-owning subsidiaries are organized in a foreign country (“country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

2.	Either:

•	more than 50% of the value of our stock is owned, directly or indirectly, for at least half the number of days during the taxable year, by (i) individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, (ii) non-U.S. corporations that meet the “Publicly-Traded Test” discussed below and are organized in a foreign country that grants an “equivalent exemption” to corporations organized in the United States or (iii) certain other qualified persons described in the applicable regulations, which we refer to as the “Qualified Shareholder Stock Ownership Test,” or

•

our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States, which we refer to as the “Publicly-Traded Test”; and

3.	We meet certain substantiation, reporting and other requirements.

Currently, the jurisdiction where we are incorporated, as well as the jurisdictions where our vessel-owning subsidiaries are incorporated, namely, the Republic of the Marshall Islands, the Cayman Islands, Hong Kong, Malta and the British Virgin Islands, grant an “equivalent exemption” to U.S. corporations. Therefore, at present, we will be exempt from U.S. federal income taxation with respect to our U.S. Source International Transportation Income if we satisfy either the Qualified Shareholder Stock Ownership Test or the Publicly-Traded Test. Our ability to satisfy the Qualified Shareholder Stock Ownership Test and Publicly-Traded Test is discussed below.

The Treasury Regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock is currently “primarily traded” on the NYSE.

Under the Treasury Regulations, our stock is considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market during the taxable year, which we refer to as the listing threshold. Since our common stock, which represents more than 50% of our outstanding shares by vote and value, is currently listed on the NYSE, we currently satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than de minimis quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, which we refer to as the “trading frequency test”; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, which we refer to as the “trading volume test.” We currently satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded during the taxable year on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock, which condition our common stock currently meets.

Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of our common stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year, by persons who each own 5% or more of the vote and value of our common stock, which we refer to as the “5% Override Rule.”

For purposes of being able to determine the persons who own 5% or more of our common stock, or “5% Stockholders,” the Treasury Regulations permit us to rely on Schedule 13G and Schedule 13D filings with the

SEC to identify persons who have a 5% or more beneficial interest in our common stock. The Treasury Regulations further provide that an investment company that is registered under the Investment Company Act will not be treated as a 5% Stockholder for such purposes.

If our 5% Stockholders did own more than 50% of our common stock, then we would be subject to the 5% Override Rule, unless we were able to establish that, among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are qualified stockholders for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the total value of each class of our stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Stockholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there is no guarantee that we would be able to satisfy them in all cases.

Alpha Merit Corporation (a Marshall Islands corporation) owns approximately 35.4% of our common stock. Navios Holdings (a Marshall Islands corporation) currently owns 100% of Alpha Merit Corporation. Effective as of January 1, 2018, Alpha Merit Corporation became a disregarded entity of Navios Holdings for U.S. federal income tax purposes, and, therefore, Navios Holdings is treated for U.S. federal income tax purposes as directly owning approximately 35.4% of our common stock. After giving effect to this offering, Navios Holdings will own approximately 26.1% of our common stock for U.S. federal income tax purposes. Navios Holdings has represented to us that it presently meets the Publicly Traded Test and has agreed to comply with the documentation and certification requirements described above. Accordingly, we anticipate that we will not be subject to the 5% Override Rule. However, there can be no assurance that Navios Holdings will continue to meet the Publicly Traded Test or continue to be able to comply with the documentation and certification requirements described above. Consequently, there can be no assurance that we will not be subject to the 5% Override Rule in the future.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. Source International Transportation Income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.

Since under the sourcing rules described above, no more than 50% of our U.S. Source International Transportation Income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our U.S. Source International Transportation Income would never exceed 2% of our gross income under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. Source International Transportation Income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. Source International Transportation Income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a 21.0% rate In addition, we may be subject to the 30.0% “branch profits” tax on any earnings and profits effectively connected with the conduct of such U.S. trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. Source International Transportation Income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	Substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, nor permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. Source International Transportation Income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we will qualify for exemption under Section 883, we should not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that we did not depreciate the vessel for U.S. federal income tax purposes. If we took depreciation deductions with respect to the vessel for U.S. federal income tax purposes (which would be the case if the vessel had produced effectively connected income), upon the sale of such vessel, a portion of any gain realized on the sale would be sourced to the U.S. in proportion to the depreciation deductions taken in the U.S. compared to the total depreciation of the vessel.

United States Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of the rules applicable to a PFIC below, any distributions made by us with respect to our common stock to a U.S. Holder will constitute dividends, which will be taxable as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our common stock on a dollar-for-dollar basis and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to Navios Acquisition’s common stock will be treated as foreign source income and generally will be “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends received by a non-corporate U.S. Holder are taxed at ordinary income tax rates (currently, a maximum 37.0%) unless such dividends constitute “qualified dividend income.” “Qualified dividend income” generally includes a dividend paid by a foreign corporation if (i) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the U.S., (ii) the foreign corporation is not a PFIC for the taxable year during which the dividend is paid and the immediately preceding taxable year (which we do not believe we have been for 2018, or will be for subsequent years, as discussed below), (iii) the non-corporate U.S. Holder has owned the stock for more than 60 days during the 121-day period beginning 60 days before the date on which the stock become ex-dividend (and has not entered into certain risk limiting transactions with respect to such stock), and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Qualified dividend income is subject to the long-term capital gain tax rate, which is currently a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. Please see “Medicare Tax” below. Because the common stock of Navios Acquisition has been traded on the NYSE during 2019, and we anticipate the common stock will continue to be traded on the NYSE through the end of 2019, dividends paid during 2019 to U.S. Holders that are U.S. citizens or individual residents should generally be qualified dividend income subject to the long-term capital gains tax rate. However, if the NYSE were to delist our shares from trading on its exchange, future dividends may not constitute qualified dividend income. Please see “Risk Factors” above.

Special rules may apply to any amounts received in respect of our common stock that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a share of common stock that is equal to or in excess of 10.0% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20.0% of a U.S. Holder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss recognized by an individual U.S. Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of a share of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such stock. The U.S. Holder’s initial tax basis in a share of our common stock generally will be the U.S. Holder’s purchase price for the share and that tax basis will be reduced (but not below zero) by the amount of any distributions on our common stock that are treated as non-taxable returns of capital (as discussed under “Distributions” above). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our common stock, the corporate U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it generally may carry the capital loss back three years and forward five years.

As described above, long-term capital gains of non-corporate U.S. Holders are subject to the current favorable maximum tax rate of 20%. In addition, a 3.8% tax may apply to certain investment income. Please see “Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our common stock to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) and may carry forward capital losses indefinitely.

Passive Foreign Investment Company Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any subsidiary corporation in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will constitute “passive income” unless we are treated as deriving our rental income in the active conduct of a trade or business under applicable rules.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we were not a PFIC for the 2011 through 2018 taxable years (we were treated as a PFIC for the 2008 through 2010 taxable years), and we do not believe that we will be a PFIC for 2019 and subsequent taxable years. For post-2010 taxable years, our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our 2010 taxable year and the value of our vessels contracted under time charters exceeds

50.0% of the average value of our assets for each taxable year after our 2010 taxable year, we should not be a PFIC for any taxable year after our 2010 taxable year. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

Our counsel’s opinion is based principally on its conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive (or are deemed to derive from any subsidiary in which we own at least 25% by value of the subsidiary’s stock) from time chartering activities should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we own and operate (or that we are deemed to own and operate through any subsidiary in which we own at least 25% by value of the subsidiary’s stock) in connection with the production of such income, in particular, the vessels we own (or we are deemed to own) that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes.

Our counsel has advised us that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and rulings supporting our position that the income from our time chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year in which a U.S. Holder owned our common stock, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” (As previously discussed, we were not a PFIC for the 2011 through 2018 taxable years and we do not believe that we will be treated as a PFIC for 2019 and subsequent taxable years.) As an alternative to making a QEF election, the U.S. Holder may be able to make a “mark-to-market” election with respect to our common stock, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common stock, the U.S. Holder generally would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such common stock. It should also be noted that, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common stock and any of our non-U.S. subsidiaries were also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common stock and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common stock and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” However, under certain circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for our common stock in which we are treated as a PFIC. Additionally, to the extent that any of our subsidiaries is a PFIC, a U.S. Holder’s QEF election with respect to us would not be effective with respect to the U.S. Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary would be required.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us and the relevant subsidiaries. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, subject to the possibility that our common stock may be delisted by a qualifying exchange, our common stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our common stock owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our common stock is no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common stock and for which the U.S. Holder did not make a timely mark-to-market election or a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.”

Additionally, to the extent that any of our subsidiaries is a PFIC, a “mark-to-market” election with respect to our common stock would not apply to the U.S. Holder’s deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Moreover, (i) any dividends received by a non-corporate U.S. Holder in a year in which we are a PFIC (or in which we were a PFIC in the preceding year) will not be treated as “qualified dividend income” and will be subject to tax at rates applicable to ordinary income, and (ii) if a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Additionally, to the extent that any of our subsidiaries is a PFIC, the foregoing consequences would apply to the U.S. Holder’s deemed receipt of any excess distribution on, or gain deemed realized on the disposition of, the stock of such subsidiary deemed owned by the U.S. Holder.

If we are treated as a PFIC for any taxable year during the holding period of a U.S. Holder, unless the U.S. Holder makes a timely QEF election, or a timely “mark-to-market” election, for the first taxable year in which the U.S. Holder holds our common stock and in which we are a PFIC, we will continue to be treated as a PFIC for all succeeding years during which the U.S. Holder owns our common stock, even if we are not a PFIC for such years. U.S. Holders are encouraged to consult their tax advisors with respect to any available elections that may be applicable in such a situation. In this regard, while it is our position, and our U.S. counsel’s position, that we should not be a PFIC for taxable years 2011 through 2018, and we believe that we will not be a PFIC for taxable year 2019 and subsequent taxable years, there is no assurance that these positions are correct. In addition, U.S. Holders should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

Controlled Foreign Corporation

Although we believe that Navios Acquisition likely was not a CFC as of December 31, 2018, or at any time, to date, during 2019, we believe that tax rules recently enacted by the Tax Cuts and Jobs Act, including the repeal of the prohibition against attribution, may result in Navios Acquisition being treated as a CFC for U.S. federal income tax purposes in the future. Navios Acquisition’s status as a CFC depends in large part on the percentage of our equity held by Navios Holdings (either directly or indirectly through Alpha Merit Corporation), whether one or more U.S. Holders own 10.0% or more (by vote or value) of the equity of Navios Acquisition, and various other factors.

Tax rules recently enacted by the Tax Cuts and Jobs Act, including the imposition of so-called “downward attribution” for purposes of determining whether a non-U.S. corporation is a CFC, may result in Navios Acquisition being treated as a CFC for U.S. federal income tax purposes in the future. Currently, Navios Holdings beneficially owns 35.4% of our common stock indirectly through Alpha Merit Corporation. Through downward attribution, U.S. subsidiaries of Navios Holdings are treated as constructive owners of this stock interest for purposes of determining whether we are a CFC. If, in the future, U.S. Holders (including U.S. subsidiaries of Navios Holdings, as discussed above) that each own 10% or more of our equity (by vote or value), would own in the aggregate more than 50% of our equity (by vote or value), in each case, directly, indirectly, or constructively, we should become a CFC. On October 1, 2019, the Department of the Treasury released proposed regulations relating to the modification of the CFC rules made by the Tax Cuts and Jobs Act; however, no relief was provided from downward attribution that would apply to Navios Acquisition.

The U.S. federal income tax consequences of U.S. Holders who at all times own less than 10% of our equity, directly, indirectly, and constructively, should not be affected were we to become a CFC. However, were we to become a CFC, any U.S. Holder who owns 10% or more of our equity (by vote or value), directly, indirectly, or constructively (but not through downward attribution), should be subject to U.S. federal income tax on its pro rata share of our so-called “subpart F” income and should be subject to U.S. federal income tax reporting requirements. Income from our time chartering activities could constitute subpart F income if it were derived from passive rental activities. However, Thompson Hine LLP’s opinion that the income we earn from our time chartering activities should not be treated as passive income is based principally on its conclusion that such income should constitute services income, rather than rental income (please see “Passive Foreign Investment Company Status and Significant Tax Consequences”). As such, we believe that the income we earn from our time chartering activities should not be treated as subpart F income and thus no such U.S. Holder should be subject to U.S. federal income tax on such income, regardless of whether the IRS’s position that the Section 883 exemption does not apply to subpart F income is correct. If, contrary to our belief discussed above, the income we earn from our time chartering activities were treated as subpart F income, it is unclear whether such income would nonetheless be exempted from U.S. federal income tax for so long as we qualify for the Section 883 exemption (please see “U.S. Federal Income Taxation of Navios Acquisition—Exemption of Operating Income from U.S. Federal Income Taxation”). In this regard, the IRS has taken the position in Revenue Ruling 87-15 that the Section 883 exemption does not cause subpart F income to be exempted from U.S. federal income tax. Any U.S. Holder of Navios Acquisition that owns 10% or more (by vote or value), directly, indirectly, or constructively, of the equity of Navios Acquisition should consult its own tax advisor regarding U.S. federal tax consequences that may result from Navios Acquisition being treated as a CFC.

Any U.S. Holder of Navios Acquisition or Navios Holdings that owns 10% or more (by vote or value) of the equity of Navios Acquisition or Navios Holdings, as the case may be, should consult its own tax advisor regarding U.S. federal tax consequences that may result from Navios Acquisition being treated as a CFC.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our common stock and net gain attributable to the disposition of our common stock (in each case, unless such common stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such income or net gain.

United States Federal Income Taxation of Non-U.S. Holders

Distributions

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on distributions received with respect to our common stock if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or Other Disposition of Common Stock

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common stock, provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of our common stock is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common stock if they are present in the United States for 183 days or more during the taxable year of the disposition and meet certain other requirements.

Certain Information Reporting Requirements

Individual U.S. Holders (and, to the extent specified in applicable Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including our common stock, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our common stock, unless such common stock is held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and, to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

U.S. Backup Withholding Tax and Related Information Reporting Requirements

In general, dividend payments and payments of proceeds from the disposition of our common stock made to a non-corporate U.S. Holder may be subject to information reporting requirements. Such payments may also be subject to backup withholding tax (currently at a rate of 24%) if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you are subject to backup withholding because you have previously failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	fail to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a credit of any amounts withheld against your liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

MARSHALL ISLANDS TAX CONSEQUENCES

The following discussion is based upon the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law, you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distributions treated as a return of capital, we make to you as a stockholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common stock.

EACH PROSPECTIVE STOCKHOLDER MUST CONSULT ITS OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON STOCK UNDER THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We have entered into an amended continuous offering program sales agreement with S. Goldman Capital LLC, or the sales agent, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the continuous offering program sales agreement, as amended, we may issue and sell shares of our common stock having aggregate sales proceeds of up to $23,825,839 from time to time through the sales agent, as our sales agent for the offer and sale of the common stock for resale. The sales, if any, of our common stock made under the continuous offering program sales agreement will be deemed to be “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, and will be made through the sales agent acting as sales agent or directly to the sales agent acting as principal, and will be made by means of ordinary brokers’ transactions on the NYSE, the existing trading market for our common stock , or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. As sales agent, the sales agent will not engage in any transactions that stabilize the price of our common stock.

From time to time during the term of the continuous offering program sales agreement, in connection with the sales agent acting as our agent, we may deliver a transaction notice to the sales agent proposing a selling period and specifying, with respect to the selling period, terms such as the number of shares (or aggregate sales proceeds) of our common stock to be sold and the minimum price below which sales may not be made. Upon acceptance of such a transaction notice from us, and subject to the terms and conditions of the continuous offering program sales agreement, if acting as agent, the sales agent agrees to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares of our common stock on such terms. We or the sale agent then acting as our agent may suspend the offering of our common stock at any time upon proper notice to the other, and subject to the other conditions contained in the continuous offering program sales agreement, upon which the selling period will immediately terminate.

The sales agent will provide written confirmation to us following the close of trading on the NYSE each day on which shares of our common stock are sold by it as agent for us under the continuous offering program sales agreement. Each confirmation will include the number of shares of common stock sold on that day, the gross sales price per share and the net proceeds to us. We will report at least quarterly, commencing with our annual report for the year ending December 31, 2019, the number of shares of common stock sold through the sales agent under the continuous offering program sales agreement, the proceeds to us (before expenses) and the compensation paid by us to the sales agent in connection with such sales of our common stock.

Settlement of sales of our common stock is generally anticipated to occur on the second trading day following the date on which any sales were made in return for payment of the net proceeds to us, unless we agree otherwise with the sales agent in connection with a particular transaction. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Sales of our common stock as contemplated by this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agent may agree upon.

Under the terms of the continuous offering program sales agreement, we may also sell our common stock to the sales agent as principal for its own account at prices agreed upon at the time of sale. If we sell our common stock to the sales agent as principal, we will enter into a separate terms agreement with the sales agent.

We will pay the sales agent a commission, or allow a discount, for its services in acting as agent and/or principal in the sale of common stock, equal to 2.5% of the gross sales price per share of all common stock sold through it under the continuous offering program sales agreement, unless the parties otherwise agree. We have agreed to reimburse the sales agent for certain expenses in certain circumstances. We estimate that the total expenses of the offering payable by us, excluding commissions or discounts payable or provided to the sales agent under the continuous offering program sales agreement and our reimbursement of the sales agent’s expenses in certain circumstances, will be approximately $0.6 million.

In connection with sales of our common stock hereunder, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain civil liabilities, including liabilities under the Securities Act.

The sales agent and its affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the sales agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain affiliates of the sales agent are lenders under our credit facility. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our credit facility, those affiliates will receive their proportionate share of any amount of the credit facility that is repaid with the net proceeds from this offering.

Purchases made pursuant to the continuous offering program sales agreement may be terminated by the sales agent at any time in certain circumstances, including our failure to maintain a listing of our common stock on the NYSE or the occurrence of a material adverse change to our company.

Our common stock is listed on the New York Stock Exchange under the symbol “NNA.”

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Navios Acquisition is incorporated under the laws of the Republic of the Marshall Islands and Navios Acquisition’s principal administrative offices are located outside of the United States in Monte Carlo, Monaco. A majority of the directors, officers and the experts named in this prospectus supplement and the accompanying prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve legal process within the United States upon Navios Acquisition or any of these persons. U.S. investors may also have difficulty enforcing, both in and outside the United States, judgments they may obtain in United States courts against Navios Acquisition or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Reeder & Simpson P.C. Certain other legal matters will be passed upon for us by Thompson Hine LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the sales agent by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Thompson Hine LLP and Fried, Frank, Harris, Shriver & Jacobson LLP may rely on the opinion of Reeder & Simpson P.C. for all matters of Marshall Islands law. Fried, Frank, Harris, Shriver & Jacobson LLP has performed legal services for Navios Holdings and its subsidiaries from time to time.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2018, have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In April 2019, our audit committee engaged Ernst & Young (Hellas) Certified Auditors Accountants S.A. in Athens, Greece as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Please refer to the relevant disclosure reported under the heading “Change in Registrant’s Certifying Accountant” of our Report on Form 6-K, dated May 14, 2019, filed with the SEC on May 14, 2019 and to the accompanying Exhibit 16.1 of such Report on Form 6-K (Commission File Number: 001-34104).

EXPENSES

The following table sets forth costs and expenses, other than any sales agent discounts, we expect to incur in connection with the issuance and distribution of the common stock covered by this prospectus supplement. All amounts set forth in the table below are estimates; in addition, the SEC registration fee set forth in the accompanying prospectus has previously been paid.

Legal fees and expenses	$50,000
Accounting fees and expenses	30,000
Printing costs	50,000
Transfer agent fees	10,000

Total	$140,000

PROSPECTUS

NAVIOS MARITIME ACQUISITION CORPORATION

$500,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEBT SECURITIES

UNITS

We may, from time to time, in one or more offerings, offer and sell up to $500,000,000 aggregate principal amount of common stock, preferred stock, warrants, units and/or debt securities. At any time a particular offer of securities covered by this prospectus is made, we will provide a prospectus supplement. Any such prospectus supplement will provide specific information about the terms of the offering and the securities, and may also add, update, or change information in this prospectus. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated, or deemed to be incorporated by reference, in this prospectus carefully before you invest in any of our securities. Our common stock is currently traded on the New York Stock Exchange under the symbol “NNA,” and on December 4, 2019, the last reported sales prices of our common stock was $7.79 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS DECEMBER 23, 2019

i

ABOUT THIS PROSPECTUS

As used in this prospectus, references to “Navios Acquisition,” “the Company,” we,” “our,” “us” and similar terms refer to Navios Maritime Acquisition Corporation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information as described below under the heading “Incorporation of Certain Information by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement, or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. We are not making offers to sell common stock or any other securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

ii

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

Business Overview

Navios Acquisition is a publicly traded corporation, incorporated in The Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering. On May 28, 2010, Navios Acquisition consummated the vessel acquisition that constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. Navios Acquisition’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. Navios Acquisition is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by Navios Tankers Management Inc. (the “Manager”).

Our Fleet

As of December 3, 2019, our fleet consisted of a total of 41 double-hulled tanker vessels, aggregating approximately 5.5 million deadweight tons, or dwt. The fleet includes 13 Very Large Crude Carrier (“VLCC”) tankers (over 200,000 dwt per ship) which transport crude oil, including the three bareboat chartered-in VLCC expected to be delivered in the third and fourth quarter of 2020 and third quarter of 2021, eight Long Range 1 (“LR1”) product tankers (60,000-79,999 dwt per ship), 18 Medium Range 2 (“MR2”) product tankers (30,000-59,999 dwt per ship), and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. All our vessels are currently chartered-out to quality counterparties with an average remaining charter period of approximately one year. As of December 3, 2019, we had charters covering 98.3% of available days in 2019 and 54.1% of available days in 2020.

Vessels	Type	Year Built	Dwt	Net Charter Rate (1)		Profit Sharing Arrangements	Expiration Date (2)
Owned Vessels
Nave Polaris	Chemical Tanker	2011	25,145	Floating Rate	(8)	None	March 2020
Nave Cosmos	Chemical Tanker	2010	25,130	Floating Rate	(8)	None	March 2020
Nave Velocity	MR2 Product Tanker	2015	49,999	$16,047		None	November 2020
Nave Sextans	MR2 Product Tanker	2015	49,999	$14,500		50%/50%	February 2020
Nave Pyxis	MR2 Product Tanker	2014	49,998	$14,500		50%/50%	March 2020
Nave Luminosity	MR2 Product Tanker	2014	49,999	$17,034	(15)	None	December 2021
Nave Jupiter	MR2 Product Tanker	2014	49,999	$12,097		50%/50%	May 2020
Bougainville	MR2 Product Tanker	2013	50,626	$14,709	(5)	100%	September 2020
Nave Alderamin	MR2 Product Tanker	2013	49,998	$15,159		None	November 2020
Nave Bellatrix	MR2 Product Tanker	2013	49,999	$11,850		50%/50%	February 2020
Nave Capella	MR2 Product Tanker	2013	49,995	$11,850		50%/50%	January 2020
Nave Orion	MR2 Product Tanker	2013	49,999	$13,379	(3)	None	December 2019
Nave Titan	MR2 Product Tanker	2013	49,999	$14,813		None	July 2020
Nave Aquila	MR2 Product Tanker	2012	49,991	$15,899	(16)	None	November 2020
Nave Atria	MR2 Product Tanker	2012	49,992	$14,813		None	October 2020
Nave Orbit	MR2 Product Tanker	2009	50,470	$14,000		None	May 2020
Nave Equator	MR2 Product Tanker	2009	50,542	$12,250		None	January 2020
				$16,250		None	January 2022
Nave Equinox	MR2 Product Tanker	2007	50,922	$14,319		ice-transit premium(4)	March 2020
Nave Pulsar	MR2 Product Tanker	2007	50,922	$14,566	(6)	ice-transit premium(4)	May 2020
Nave Dorado	MR2 Product Tanker	2005	47,999	$13,331		50%/50%	December 2020
Nave Atropos	LR1 Product Tanker	2013	74,695	Floating Rate	(13)	None	March 2020
Nave Rigel	LR1 Product Tanker	2013	74,673	Floating Rate		None	December 2019
				$16,088	(9)	None	December 2021
Nave Cassiopeia	LR1 Product Tanker	2012	74,711	Floating Rate	(13)	None	March 2020
Nave Cetus	LR1 Product Tanker	2012	74,581	Floating Rate		None	December 2019
				$16,088	(9)	None	December 2021
Nave Estella	LR1 Product Tanker	2012	75,000	$15,183		None	December 2019
				$17,036		None	December 2020
Nave Andromeda	LR1 Product Tanker	2011	75,000	Floating Rate	(13)	None	March 2020
Nave Ariadne	LR1 Product Tanker	2007	74,671	Floating Rate		None	March 2020
Nave Cielo	LR1 Product Tanker	2007	74,671	Floating Rate	(13)	None	March 2020
Nave Buena Suerte	VLCC	2011	297,491	$20,475		50% above $20,475(11)	August 2020
				$48,153		50%/50%	June 2025
Nave Quasar	VLCC	2010	297,376	$20,475		50% above $20,475(11)	September 2020
Nave Synergy	VLCC	2010	299,973	48,153		50%/50%	August 2020
Nave Spherical	VLCC	2009	297,188	Floating Rate	(7)	None	December 2019
				Floating Rate	(7),(17)	None	December 2022
Nave Neutrino	VLCC	2003	298,287	$19,158	(12)	50%/50%	November 2020
Nave Photon	VLCC	2008	297,395	Floating Rate	(7)	None	December 2019
				$48,153		50%/50%	July 2021
Nave Constellation	VLCC	2010	298,000			Spot(14)
Nave Universe	VLCC	2011	297,066			Spot(14)
Nave Celeste	VLCC	2003	298,717			Spot
Nave Galactic	VLCC	2009	297,168	$20,475		50% above $20,475(11)	October 2020
Vessels to be delivered
TBN*	VLCC	Q3 2020	310,000	$27,816	(10)	None	Q3 2030
TBN*	VLCC	Q4 2020	310,000	$27,816	(10)	None	Q4 2030
TBN*	VLCC	Q3 2021	310,000	$48,153		50%/50%	Q3 2026

(1)	Net time charter-out rate per day (net of commissions), presented in U.S. Dollars.
(2)	Estimated dates assuming the midpoint of the redelivery period by charterers, including owner’s extension options not declared yet.
(3)	Charterer’s option to extend the charter for one year at $15,159 net per day.
(4)	The premium for the Nave Equinox and the Nave Pulsar when vessels are trading on ice or follow ice breaker is $1,900 per day.
(5)	Rate can increase up to $20,288 net per day with a base rate of $15,086 per day.
(6)	Charterer’s option to extend the charter for one year at $16,590 net per day plus ice-transit premium.
(7)	Rate based on VLCC pool earnings, evergreen upon notice.
(8)	Rate based on chemical tankers pool earnings.
(9)

Charterer has the option to either charter the vessel for a period of two years plus one optional year at a rate of $17,063 net per day or charter the vessel for three years at a rate of $16,088 net per day.

(10)	Charterer’s option to extend the bareboat charter for five years at $29,751 net per day.
(11)

Profit sharing arrangement 50% on actual pool earnings. Any adjustment by the charterers for the expense/loss will be provisionally settled on a quarterly basis and finally settled at the end of the charter period. Charterer’s option to extend the charter for one year at $20,475 net per day.

(12)	Contract provides 100% of BITR TD3C-TCE index plus $2,000 up to $38,513 and 50% thereafter with $19,158 floor.
(13)	Rate based on LR1 pool earnings.
(14)

On September 25, 2019, the U.S. Department of Treasury’s Office of Foreign Assets Control added, amongst others, COSCO Shipping Tanker (Dalian) Co., Ltd. (“COSCO Dalian”) to the Specially Designated Nationals and Blocked Persons list after being determined by the State Department to meet the criteria for the imposition of sanctions under Executive Order 13846. The Company had two VLCCs chartered to COSCO Dalian, the Nave Constellation (ex. Shinyo Saowalak) and the Nave Universe (ex. Shinyo Kieran), through June 18, 2025 and June 8, 2026, respectively, each at a net rate of $48,153 per day, with profit sharing above $54,388. Both charter contracts have since been terminated and the two vessels are now employed in the open market.

(15)	Charterer’s option to extend the charter for one year at $18,022 net per day.
(16)	Charterer’s option to extend the charter for one year at $16,886 net per day.
(17)	Contract provides 100% of BITR TD3C-TCE index plus $5,000 for a period of three years plus one optional year with 100% BITR TD3C index plus $1,500.
*	Bareboat chartered-in vessels with purchase option, expected to be delivered in the second half of 2020 and in the third quarter of 2021.

On November 22, 2019, an agreement was reached to liquidate Navios Europe Inc. (“Navios Europe I”). The agreement is subject to definitive documentation which is expected to be completed by the end of 2019.

The five product tankers owned by Navios Europe I that are included in the acquisition are:

Vessels	Type	Built	DWT	Charter Rate, net ($)	Expected Expiration Date
Perseus N	MR1 Tanker	2009	36,264	11,356	04/2020
Star N	MR1 Tanker	2009	37,872	11,850	01/2020
Hector N	MR1 Tanker	2008	38,402	11,850	01/2020
Aurora N	LR1 Tanker	2008	63,495	Floating rate	02/2020
Lumen N	LR1 Tanker	2008	63,599	Floating rate	02/2020
Total: 5 vessels			239,632

RISK FACTORS

Investing in our securities involves risks. Before investing in any securities offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. These factors should be considered in conjunction with any other information included or incorporated by reference herein or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information.”

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus which are not historical facts (including any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•

our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels;

•

our ability to successfully grow our business, our ability to identify and consummate desirable acquisitions, joint ventures or strategic alliances, business strategy, areas of possible expansion and our capacity to manage our expanding business;

•	future levels of cash flow and levels of dividends, as well as our future cash dividend policy;

•	our future opening and financial results, including the amount of filed hire and profit share that we may receive;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	our ability to take delivery of, integrate into our fleet, and employ any newbuildings we may order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of our vessels and resultant increases in operation and drydocking costs;

•	the ability of our vessels to pass classification inspection and vetting inspections by oil majors;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•

our ability to repay outstanding indebtedness, to fulfill other financial obligations, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	potential liability from litigation and our vessel operations, including discharge of pollutants;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	global economic outlook and growth and changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	changes in the standard of service or the ability of our technical manager to be approved as required;

•	increases or decreases in domestic or worldwide oil consumption;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the changes to the regulatory requirements applicable to the shipping and oil transportation industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	the effects of increasing emphasis on environmental and safety concerns by customers, governments and others, as well as changes in maritime regulations and standards;

•	our ability to retain key executive officers; and

•	our ability to leverage to our advantage, Navios Maritime Holdings Inc. (“Navios Holdings”) relationships and reputation in the shipping industry.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions, and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed under the heading “Risk Factors.” The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated.

The risks, uncertainties and assumptions involve are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2019 on a historical basis and on an as adjusted basis to reflect:

•	the offering of 1,875,000 shares of common stock at $8.00 per share, raising net proceeds of $14.0 million, completed in October 2019;

•

scheduled repayments of principal installments subsequent to September 30, 2019 and through November 28, 2019 of $6.1 million under our financing arrangements and $182.2 million under our Term Loan B that was repaid during October 2019. In October and November 2019, Navios Acquisition repurchased $12.0 million of its 2021 Notes for cash consideration of $10.0 million; and

•	term loan and sale and leaseback agreements drawn during October 2019 of $31.8 million and $90.8 million, respectively.

The capitalization table does not include pro-forma adjustments for the number of securities which are being registered on the registration statement of which this prospectus is a part and may be sold under the prospectus because the full number of securities that may be sold cannot be specifically determined at the time of filing of this prospectus.

Amounts indicated in the table below indicate notional amounts of such term loans or sale and leaseback agreement, as the case may be. You should read this table in conjunction with “Use of Proceeds.” The historical data in the table is derived from our condensed consolidated financial statements, which are incorporated by reference herein from our Report on Form 6-K reporting operating results for the fiscal quarter ended September 30, 2019, furnished to the SEC on November 29, 2019.

	Actual	As Adjusted
	(In thousands of U.S. dollars) (unaudited)
Term loan – $52.0 million	$29,370	$28,758
Term loan – $56.3 million	40,234	39,843
Ship Mortgage Notes $670.0 million(3)	670,000	658,000
Term loan – $125.0 million	41,091	39,173
Term loan – $44.0 million	30,000	30,000
Term loan – $24.0 million	18,852	18,852
Term Loan B	182,158	—
Term loan – $31.8 million(1)(2)	—	31,800
Sale and leaseback agreement – $103.2 million	99,990	98,621
Sale and leaseback agreement – $71.5 million	64,052	62,563
Sale and leaseback agreement – $15.0 million	14,688	14,375
Sale and leaseback agreement – $47.2 million	47,220	47,220
Sale and leaseback agreement – $90.8 million(1)(2)	—	90,811
Total Debt	$1,237,655	$1,160,016
Stockholder’s Equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 13,728,371 and 15,603,371 issued and outstanding as of September 30, 2019 and as adjusted	1	1
Additional paid-in capital	510,304	524,309
Accumulated deficit	(214,069)	(214,069)
Total Stockholders’ Equity:	296,236	310,241
Total Capitalization:	$1,533,891	$1,470,257

(1)	Entered into subsequent to September 30, 2019.
(2)	Term loan and sale and leaseback agreement drawn during October 2019.
(3)	In October and November 2019, Navios Acquisition repurchased $12.0 million of its 2021 Notes for cash consideration of $10.0 million.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 4, 2019, 15,603,371 shares of common stock, held by 26 holders of record.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or conversion provisions applicable to the common stock.

Preferred Stock

Our amended and restated articles of incorporation authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Dividends

At the present time, we intend to retain most of our available earnings generated by operations for the development and growth of our business. The declaration and payment of any dividend remains subject to the discretion of the board of directors, and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and conditions. In addition, the terms and provisions of our current secured credit facilities and our indenture limit our ability to pay dividends in excess of certain amounts or if certain covenants are not met.

On January 26, 2018, the board of directors declared a quarterly cash dividend in respect of the fourth quarter of 2017 of $0.30 per share of common stock which was paid on March 27, 2018 to stockholders of record as of March 22, 2018.

On May 4, 2018, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2018 of $0.30 per share of common stock which was paid on June 27, 2018 to stockholders of record as of June 21, 2018.

On July 31, 2018, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2018 of $0.30 per share of common stock which was paid on September 27, 2018 to stockholders of record as of September 20, 2018.

On November 2, 2018, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2018 of $0.30 per share of common stock which was paid on December 5, 2018 to stockholders of record as of November 27, 2018.

On January 25, 2019, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2018 of $0.30 per share of common stock which was paid on March 27, 2019 to stockholders of record as of February 27, 2019.

On May 10, 2019, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2019 of $0.30 per share of common stock which was paid on June 27, 2019 to stockholders of record as of May 29, 2019.

On July 24, 2019, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2019 of $0.30 per share of common stock which was paid on October 9, 2019 to stockholders of record as of September 25, 2019.

On November 5, 2019, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2019 of $0.30 per share of common stock, which is payable on January 9, 2020, to stockholders of record as of December 17, 2019.

Transfer Agent

The transfer agent for Navios Acquisition’s common stock is Continental Stock Transfer & Trust Company, 1 State Street Plaza- 30th Floor, New York, NY 10004.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes.

We have not determined the amounts we plan to spend for any particular purpose or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

INFORMATION REGARDING THE MARKET FOR OUR COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “NNA.” The last reported sale price for our common stock on December 4, 2019, was $7.79 per share. As of September 30, 2019, we had approximately 26 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	warrants to purchase common stock;

•	debt securities; and/or

•	any combination of the above, separately or as units.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

Each share of common stock would entitle the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock would be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common stock would not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of preferred stock which we have issued or we may issue in the future. See “Description of Capital Stock” for additional information.

DESCRIPTION OF PREFERRED STOCK

The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock, and a prospectus supplement will specify these terms for each series offered:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•

redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of Navios Acquisition, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors. See “Description of Capital Stock” for additional information.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number if warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants; the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. EST on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. Any issuance of debt securities will need to take into account the terms and provisions of our ship mortgage notes and our debt facilities, or any other debt, if such debt is outstanding at the time of issuance of any debt securities we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be issued with original issue discount;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•

issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under this section “Legal Ownership of Securities”;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”) and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M of the Exchange Act. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We may enter into a continuous offering program or equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of securities, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell securities to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell securities to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

LEGAL MATTERS

Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering. Unless otherwise specified in a prospectus supplement, the validity of the debt securities will be passed upon for us by Thompson Hine LLP. In connection with particular offerings of debt securities in the future, the validity of those debt securities also may be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In April 2019, our audit committee engaged Ernst & Young (Hellas) Certified Auditors Accountants S.A. in Athens, Greece as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Please refer to the relevant disclosure reported under the heading “Change in Registrant’s Certifying Accountant” of our Report on Form 6-K, dated May 14, 2019, filed with the SEC on May 14, 2019 and to the accompanying Exhibit 16.1 of such Report on Form 6-K.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

SEC registration fee		$5,192.00
FINRA filing fee			*
NYSE listing fee			*
Legal fees and expenses			*
Accounting fees and expenses			*
Printing costs			*
Transfer agent fees and other			*
Miscellaneous			*

Total	$		*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 4 months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Documents may also be inspected at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

Information provided by Navios Acquisition

We will furnish holders of our common stock with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules:

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 20-F for the year ended December 31, 2018, filed on April 19, 2019 (the “Form 20-F”);

•

Our Reports on Form 6-K, filed on May 14, 2019, June 13, 2019, July  12, 2019, September  11, 2019, (two reports), October  17, 2019, October 24, 2019, November 18, 2019, and November  29, 2019 (three reports );

•	The description of our common stock contained in our Form 8-A, filed on June 19, 2008;

•

All subsequent reports on Form 20-F, filed after the date of this prospectus but before the termination of the offering by this prospectus, shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof; and

•

Our reports on Form 6-K furnished to the SEC subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus, only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou

Secretary

Navios Maritime Acquisition Corporation

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo MC 98000 Monaco

Telephone: (011) + (377) 9798-2140

ENFORCEABILITY OF CIVIL LIABILITIES

AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Navios Acquisition or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Navios Acquisition or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

$500,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

Navios Maritime Acquisition Corporation

PROSPECTUS

The date of this prospectus is December 23, 2019